EXHIBIT 99.1

[AVICENA LETTERHEAD]

[FOR IMMEDIATE RELEASE]

Avicena Group Announces Closing of Private Offering

Financing To Accelerate Trials and Commercialization

Palo Alto, CA, September 26, 2007 – Avicena Group, Inc. (OTCBB: AVGO), a late-stage biotechnology company that develops central nervous system therapeutics for neurodegenerative diseases, announced today that it had conducted an initial closing of its private offering of Preferred Stock and warrants.

The Company received gross proceeds of $3,110,000 and in exchange sold 3,110 shares of newly designated Series C Convertible Preferred Stock, which are convertible (at $3.35 per share) into 928,358 shares of Common Stock, along with three classes of warrants: C-1 Warrants, exercisable for up to five years at $4.19 per share to purchase an additional 696,269 shares of Common Stock; C-2 warrants, exercisable for 12 months at $4.61 per share to purchase an additional 674,620 shares and C-3 warrants, exercisable for five years to purchase up to 75% of the number of shares acquired upon exercise of the C-2 warrants, up to a maximum of 505,965 shares. The shares were sold to institutional and accredited investors located in the U.S. and abroad.

Proceeds from this offering are expected to support ongoing clinical development, regulatory submissions, and potential commercialization of Avicena’s lead programs in rare neurological disorders that represent a severe, unmet medical need. Avicena also plans to dedicate a portion of these proceeds towards supporting the launch of its proprietary skin care line, Nurigene.

Belinda Tsao-Nivaggioli, Ph.D., CEO of Avicena, stated, “I am extremely pleased that our Company has obtained additional equity capital to support the significant next phases of the Company’s research and commercialization activities.”

ABOUT AVICENA

Avicena Group, Inc. (OTCBB:AVGO) is a Palo Alto, California-based late stage biotechnology company that develops central nervous system therapeutics for neurodegenerative diseases. Avicena presently derives revenue from the sale of proprietary dermaceutical ingredients to skin care manufacturers.

The announcement of the placement of securities detailed in this press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities. Neither the securities issued in the private placement, or the Common Stock issuable upon exercise or conversion of such securities have been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws.